QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.31

INDEMNITY AGREEMENT

        THIS INDEMNITY AGREEMENT (this "Agreement") is between KINETIC CONCEPTS, INC., a Texas corporation (the "Corporation"), and the person named on the signature page of this Agreement (the "Indemnitee"), and is effective as of the date the Indemnitee becomes or became a director or executive officer of the Corporation.

RECITALS

        A.    Indemnitee is a member of the Board of Directors of the Corporation (the "Board of Directors"), or has been appointed by the Board of Directors as an executive officer of the Corporation, and in such capacity is performing a valuable service for the Corporation.

        B.    Indemnitee is willing to serve, continue to serve, and take on additional service for or on behalf of the Corporation, subject to certain conditions, including without limitation, the execution and performance of this Agreement by the Corporation.

        C.    It is intended that Indemnitee shall be paid promptly by the Corporation all amounts necessary to effectuate in full the indemnity provided herein.

        In consideration of the mutual covenants herein contained, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

        As used herein, the following words and terms shall have the following respective meanings (whether singular or plural):

        "Change in Control" means a change in control of the Corporation occurring after the date of this Agreement of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Corporation is then subject to such reporting requirement; provided, however, that, without limitation, such a Change in Control shall be deemed to have occurred if at any time after the date of this Agreement (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or a corporation or other entity owned directly or indirectly by the shareholders of the Corporation in substantially the same proportion as their ownership of stock in the Corporation, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding securities without the prior approval of at least two-thirds of the members of the Board of Directors in office immediately prior to such person attaining such percentage interest; (ii) the Corporation is a party to a merger, consolidation, share exchange, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter or (iii) during any 15-month period, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by the Corporation's shareholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

        "Claim" means an actual or threatened claim or request for relief.

        "Corporate Status" means the status of a person who is or was a director, officer, partner, employee, agent or fiduciary of the Corporation or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the request of the Corporation.

        "Expenses" shall include all direct and indirect costs (including, without limitation, attorneys' fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or out-of-pocket expenses) actually and reasonably incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, appealing or being or preparing to be a witness in a Proceeding.

        "Independent Counsel" means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither contemporaneously is, nor in the two years theretofore has been, retained to represent: (a) the Corporation or Indemnitee in any matter material to either such party, (b) any other party to the Proceeding giving rise to a claim for indemnification hereunder or (c) the beneficial owner, directly or indirectly, of securities of the Corporation representing 40% or more of the combined voting power of the Corporation's then outstanding voting securities. Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or Indemnitee in an action to determine Indemnitee's rights under this Agreement.

        "other enterprise" shall include, but shall not be limited to, an "other entity" as defined in Section 1.01 of the TBCA (including any amendment that may from time to time be made to such Section.

        "person" shall have the meaning ascribed to such term in Sections 13(d) and 14(d) of the Exchange Act.

        "Potential Change in Control" shall be deemed to have occurred if (a) the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; (b) any person (including the Corporation) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; (c) any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or a corporation or other entity owned directly or indirectly by the shareholders of the Corporation in substantially the same proportion as their ownership of stock in the Corporation, who is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 9.5% or more of the combined voting power of the Corporation's then outstanding securities, increases his beneficial ownership of such securities by five percentage points (5%) or more over the percentage so owned by such person; or (d) the Board of Directors adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

        "Proceeding" means any threatened, pending or completed action, suit, arbitration, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative (except one initiated by Indemnitee pursuant to Article VI of this Agreement to enforce his rights under this Agreement), and any appeal in or related to any such action, suit, arbitration, investigation, hearing or proceeding and any inquiry or investigation that could lead to such an action, suit, proceeding or arbitration.

        "TBCA" means the Texas Business Corporation Act and any successor statute thereto as either of them may from time to time be amended.

ARTICLE II

SERVICES BY INDEMNITEE

        Section 2.1    General.    Indemnitee agrees to serve as a director or executive officer, as the case may be, of the Corporation so long as he or she is duly appointed or elected and qualified in accordance with the applicable provisions of the Articles of Incorporation as in effect from time to time ("Charter") and By-Laws as in effect from time to time ("By-Laws") of the Corporation and until such time as he or she resigns or fails to stand for election or is removed from his or her position in accordance with such Charter and By-Laws. Indemnitee may at any time and for any reason resign or be removed from such position. The Corporation shall have no obligation to continue Indemnitee in any such position or positions. The provisions of this Agreement are subject to any other obligation imposed by operation of law and subject to any applicable provisions of the Charter or By-Laws.

ARTICLE III

INDEMNIFICATION

        Section 3.1    General.    The Corporation shall indemnify, and advance Expenses, to Indemnitee (subject to Section 7.3) to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may thereafter from time to time permit. The rights of Indemnitee provided under the preceding sentence shall include, but shall not be limited to, the right to be indemnified and to have Expenses advanced in all Proceedings to the fullest extent permitted by Article 2.02-1 of the TBCA. The provisions set forth in this Agreement are provided in addition to and as a means of furtherance and implementation of, and not in limitation of, the obligations expressed in this Article III.

        Section 3.2    Additional Indemnity of the Corporation.    Indemnitee shall be entitled to indemnification pursuant to this Section 3.2 if, by reason of his Corporate Status, he is, or is threatened to be made, a party to any Proceeding (except to the extent limited by Section 3.3). Pursuant to this Section 3.2, Indemnitee shall be indemnified against Expenses, judgments, penalties (including excise or similar taxes), fines and amounts paid in settlement (subject to Section 7.3) actually and reasonably incurred by him or on his behalf in connection with such Proceeding or any Claim therein, if (1) he conducted himself in good faith; (2) he reasonably believed: (a) in the case of conduct in his official capacity, that his conduct was in the Corporation's best interest; and (b) in all other cases, that his conduct was at least not opposed to the Corporation's best interests; and, (3) in the case of any criminal Proceeding, had no reasonable cause to believe his conduct was unlawful. Nothing in this Section 3.2 shall limit the benefits of Section 3.1 or any other Section hereunder.

        Section 3.3    Limitation on Indemnity.    The Indemnification otherwise available to an Indemnitee under Section 3.2 shall be limited to the extent set forth in this Section 3.3. In the event that an Indemnitee is found liable to the Corporation or is found liable on the basis that personal benefit was improperly received by the Indemnitee whether or not the benefit resulted from an action taken in Indemnitee's official capacity, the Indemnitee shall, with respect to the Claim in the Proceeding in which such finding is made, be indemnified only against reasonable Expenses actually incurred by him in connection with that Claim. Notwithstanding the foregoing, no indemnification against such Expenses shall be made in respect of any Claim in such Proceeding as to which Indemnitee shall have been adjudged to be liable for willful or intentional misconduct in the performance of his duty to the Corporation; provided, however, that, if applicable law so permits, indemnification against such Expenses shall nevertheless be made by the Corporation in such event if and only to the extent that the court in which such Proceeding shall have been brought or is pending, shall determine.

ARTICLE IV

EXPENSES

        Section 4.1    Expenses of a Party Who Is Wholly or Partly Successful.    Notwithstanding any other provision of this Agreement, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by him in connection with any Proceeding to which Indemnitee is a party by reason of his Corporate Status and in which Indemnitee is successful, on the merits or otherwise. In the event that Indemnitee is not wholly successful, on the merits or otherwise, in a Proceeding but is successful, on the merits or otherwise, as to any Claim in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf relating to each Claim. For purposes of this Section 4.1 and without limitation, the termination of a Claim in a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such Claim.

        Section 4.2    Expenses of a Witness.    Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a witness or otherwise participates in any Proceeding at a time when he is not named a defendant or respondent in the Proceeding, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.

        Section 4.3    Advancement of Expenses.    The Corporation shall pay all reasonable Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding or Claim, whether brought by the Corporation or otherwise, in advance of any determination respecting entitlement to indemnification pursuant to Article V hereof within 10 days after the receipt by the Corporation of a written request from Indemnitee (a) requesting such payment or payments from time to time, whether prior to or after final disposition of such Proceeding or Claim and (b) affirming Indemnitee's good faith belief that he has met the standard of conduct necessary for indemnification under Article 2.02-1 of the TBCA. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee. Indemnitee hereby undertakes and agrees that he will reimburse and repay the Corporation for any Expenses so advanced to the extent that it shall ultimately be determined by a court in a final adjudication from which there is no further right of appeal, that (1) Indemnitee has not met that standard of conduct necessary for indemnification under Article 2.02-1 of the TBCA or (2) Indemnitee is not entitled to be indemnified against such Expenses.

ARTICLE V

PROCEDURE FOR DETERMINATION OF ENTITLEMENT
TO INDEMNIFICATION

        Section 5.1    Request by Indemnitee.    To obtain indemnification under this Agreement, Indemnitee shall submit to the Corporation a written request, including such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. Indemnitee shall submit such claim for indemnification within a reasonable time not to exceed one year after any judgment, order, settlement (subject to Section 7.3), dismissal, arbitration award, conviction, acceptance of a plea of nolo contendere or its equivalent, final termination or other disposition or partial disposition of any Proceeding, whichever is the later date for which Indemnitee requests indemnification. The Secretary or an Assistant Secretary of the Corporation shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that Indemnitee has requested indemnification.

        Section 5.2    Determination of Request.    Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 5.1 hereof, a determination, if required by applicable law, with respect to Indemnitee's entitlement thereto shall be made in the specific case: (a) if a Change in Control shall have occurred, by Independent Counsel (selected in accordance with Section 5.3) in a written opinion to the Board, a copy of which shall be delivered to Indemnitee, unless Indemnitee shall request that such determination be made in accordance with Article 2.02-1F (1) or (2) of the TBCA; (b) if a Change in Control shall not have occurred, in accordance with Article 2.02-1 of the TBCA. If it is so determined that Indemnitee is entitled to indemnification hereunder, payment to Indemnitee shall be made within 10 days after such determination. Indemnitee shall cooperate with the person making such determination with respect to Indemnitee's entitlement to indemnification, including providing to such person upon reasonable advance request any documentation or information that is not privileged or otherwise protected from disclosure and that is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or expenses (including attorneys' fees and disbursements) incurred by Indemnitee in so cooperating with the person making such determination shall be borne by the Corporation (irrespective of the determination as to Indemnitee's entitlement to indemnification) and the Corporation hereby agrees to indemnify and hold harmless Indemnitee therefrom.

        Section 5.3    Independent Counsel.    If a Change in Control shall have occurred and Indemnitee elects that the determination as to indemnification is to be made by Independent Counsel, the Independent Counsel shall be selected by the Board or a committee of the Board in accordance with Article 2.02-1(F)(3) of the TBCA. The Corporation shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to Section 5.2. Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 6.1(c) of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

        Section 5.4    Presumptions and Effect of Certain Proceedings.

          (a)   If a Change in Control shall have occurred, the Indemnitee shall be presumed (except as otherwise expressly provided in this Agreement) to be entitled to indemnification under this Agreement upon submission of a request for indemnification under Section 5.1, and thereafter the Corporation shall have the burden of proof in overcoming that presumption in reaching a determination contrary to that presumption. The presumption shall be used by Independent Counsel (or other person or persons determining entitlement to indemnification) as a basis for a determination of entitlement to indemnification unless the Corporation provides information sufficient to overcome such presumption by clear and convincing evidence or the investigation, review and analysis of Independent Counsel (or such other person or persons) convinces him by clear and convincing evidence that the presumption should not apply.

          (b)   The person or persons empowered or selected under Article V of this Agreement to determine whether Indemnitee is entitled to indemnification (the "Reviewing Party") shall make such determination as soon as practicable but in no event more than 30 days after receipt by the Corporation of the request by Indemnitee therefor. If the Reviewing Party shall not have made a determination within such 30-day period, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (i) a knowing misstatement by Indemnitee of a material fact, or knowing omission of a material fact necessary to make Indemnitee's statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such 30-day period may be extended for a reasonable time, not to exceed an additional 30 days, if the Reviewing Party in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating to such determination; and provided, further, that the 30-day limitation set forth in this Section 5.4(b) shall not apply and such period shall be extended as necessary (i) if within 30 days after receipt by the Corporation of the request for indemnification under Section 5.1 the Board has resolved to submit such determination to the shareholders pursuant to Section 5.2(b) of this Agreement for their consideration at an annual meeting thereof to be held within 90 days after such receipt and such determination is made thereat, or a special meeting of shareholders is called within 30 days after such receipt for the purpose of making such determination, such meeting is held for such purpose within 60 days after having been so called and such determination is made thereat, or (ii) if the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 5.2(a) of this Agreement, in which case the applicable period shall be as set forth in Section 6.1(c).

          (c)   The termination of any Proceeding or of any Claim by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) by itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did conduct himself in good faith and in a manner that he reasonably believed in the case of conduct in his official capacity, that was in the best interests of the Corporation or, in all other cases, that was not opposed to the best interests of the Corporation or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful. Indemnitee shall be deemed to have been found liable in respect of any Claim only after he shall have been so adjudged by a court in competent jurisdiction after exhaustion of all appeals therefrom.

        Section 5.5    Establishment of Trust.    In the event of a Potential Change in Control, the Corporation shall, upon written request by Indemnitee, create a trust for the benefit of Indemnitee and from time to time upon written request of Indemnitee shall fund such trust in an amount sufficient to satisfy any and all Expenses reasonably anticipated at the time of each such request to be incurred in connection with any Proceeding or Claim and any and all judgments, penalties (including excise or similar taxes), fines and amounts paid in settlement (subject to Section 7.3) from time to time actually paid or claimed, reasonably anticipated or proposed to be paid in connection with any Proceeding or Claim. In any case in which Independent Counsel is involved as the Reviewing Party, the amount or amounts to be deposited in the trust pursuant to the foregoing funding obligation shall be determined by the Reviewing Party. The terms of the trust shall provide that upon a Change in Control (a) the trust shall not be revoked or the principal thereof invaded, without the written consent of the Indemnitee, (b) the trustee shall advance, within two business days of a request by the Indemnitee, any and all Expenses to the Indemnitee (and the Indemnitee hereby agrees to reimburse the trust under the circumstances under which the Indemnitee would be required to reimburse the Corporation under Section 4.3 of the Agreement, (c) the trust shall continue to be funded by the Corporation in accordance with the funding obligation set forth above, (d) the trustee shall promptly pay to Indemnitee all amounts for which Indemnitee shall be entitled to indemnification pursuant to this Agreement or otherwise, and (e) all unexpended funds in such trust shall revert to the Corporation upon a final determination by the Reviewing Party or a court of competent jurisdiction, as the case may be, that Indemnitee has been fully indemnified under the terms of this Agreement. The trustee shall be chosen by Indemnitee. Nothing in this Section 5.5 shall relieve the Corporation of any of its obligations under this Agreement.

ARTICLE VI

CERTAIN REMEDIES OF INDEMNITEE

        Section 6.1    Indemnitee Entitled to Adjudication in an Appropriate Court.    In the event (a) a determination is made pursuant to Article V that Indemnitee is not entitled to indemnification under this Agreement; (b) there has been any failure by the Corporation to make timely payment or advancement of any amounts due hereunder; or (c) the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 5.2 and such determination shall not have been made and delivered in a written opinion within 90 days after (i) such Independent Counsel's being appointed, (ii) the overruling by the Court of objections to such counsel's selection or (iii) expiration of all periods for the Corporation or Indemnitee to object to such counsel's selection, Indemnitee shall be entitled to commence an action seeking an adjudication in an appropriate court of the State of Texas, or in any other court of competent jurisdiction, of his entitlement to such indemnification or advancement of Expenses. Alternatively, Indemnitee, at his option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association. Indemnitee shall commence such action seeking an adjudication or an award in arbitration within 180 days following the date on which Indemnitee first has the right to commence such action pursuant to this Section 6.1, or such right shall expire. The Corporation agrees not to oppose Indemnitee's right to seek any such adjudication or award in arbitration.

        Section 6.2    Adverse Determination Not to Affect any Judicial Proceeding.    In the event that a determination shall have been made pursuant to Article V that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Article VI shall be conducted in all respects as a de novo trial or arbitration on the merits, and Indemnitee shall not be prejudiced by reason of such initial adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Article VI, the Corporation shall have the burden of proving that Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be.

        Section 6.3    Company Bound by Determination Favorable to Indemnitee in any Judicial Proceeding or Arbitration.    If a determination shall have been made or deemed to have been made pursuant to Article V that Indemnitee is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Article VI, absent a knowing misstatement by Indemnitee of a material fact, or a knowing omission of a material fact necessary to make a statement by Indemnitee not materially misleading, in connection with the request for indemnification.

        Section 6.4    Corporation Bound by the Agreement.    The Corporation shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Article VI that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Corporation is bound by all the provisions of this Agreement.

        Section 6.5    Indemnitee Entitled to Expenses of Judicial Proceeding.    In the event that Indemnitee seeks a judicial adjudication of or an award in arbitration to enforce his rights under, or to recover damages for breach of, this Agreement, Indemnitee shall be entitled to recover from the Corporation, and shall be indemnified by the Corporation against, any and all expenses (of the types described in the definition of Expenses in Article I) actually and reasonably incurred by him in such judicial adjudication or arbitration but only if he prevails therein. If it shall be determined in said judicial adjudication or arbitration that Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses or other benefit sought, the expenses incurred by Indemnitee in connection with such judicial adjudication or arbitration shall be reasonably prorated in good faith by counsel for Indemnitee. Notwithstanding the foregoing, if a Change in Control shall have occurred, Indemnitee shall be entitled to indemnification under this Section 6.5 regardless of whether Indemnitee ultimately prevails in such judicial adjudication or arbitration.

ARTICLE VII

MISCELLANEOUS

        Section 7.1    Non-Exclusivity.    The rights of Indemnitee to receive indemnification and advancement of Expenses under this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Articles of Incorporation or Bylaws of the Corporation, any other agreement, vote of shareholders or a resolution of directors, or otherwise. No amendment or alteration of the Articles of Incorporation or Bylaws of the Corporation or any provision thereof shall adversely affect Indemnitee's rights hereunder and such rights shall be in addition to any rights Indemnitee may have under the Corporation's Articles of Incorporation, Bylaws and the TBCA or otherwise. To the extent that there is a change in the TBCA (whether by statute or judicial decision) which allows greater indemnification by agreement than would be afforded currently under the Corporation's Articles of Incorporation or Bylaws and this Agreement, it is the intent of the parties hereto that the Indemnitee shall enjoy by virtue of this Agreement the greater benefit so afforded by such change.

        Section 7.2    Insurance and Subrogation.

          (a)   To the extent that the Corporation maintains an insurance policy or policies providing liability insurance for directors, officers, employees, agents or fiduciaries of the Corporation or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person serves at the request of the Corporation, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee, agent or fiduciary under such policy or policies.

          (b)   In the event of any payment by the Corporation under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Corporation to bring suit to enforce such rights.

          (c)   The Corporation shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any Bylaw, insurance policy, contract, agreement or otherwise.

        Section 7.3    Certain Settlement Provisions.    The Corporation shall have no obligation to indemnify Indemnitee under this Agreement for amounts paid in settlement of a Proceeding or Claim without the Corporation's prior written consent. The Corporation shall not settle any Proceeding or Claim in any manner that would impose any fine or other obligation on Indemnitee without Indemnitee's consent. Neither the Corporation nor Indemnitee shall unreasonably withhold their consent to any proposed settlement.

        Section 7.4    Exculpation of Directors.    If Indemnitee is or was a director of the Corporation, he shall not in that capacity be liable to the Corporation or its shareholders for monetary damages for an act or omission in Indemnitee's capacity as a director, except that Indemnitee's liability shall not be eliminated or limited for: (a) a breach of Indemnitee's duty of loyalty to the Corporation or its shareholders; (b) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law; (c) a transaction from which Indemnitee received an improper benefit, whether or not the benefit resulted from an action taken within the scope of Indemnitee's office; or (d) an act or omission for which the liability of Indemnitee is expressly provided for by statute. Notwithstanding any of the foregoing, the Indemnitee shall be exculpated from liability to the fullest extent permissible by applicable law as in effect from time to time.

        Section 7.5    Duration of Agreement.    This Agreement shall continue for so long as Indemnitee serves as a director of the Corporation or as a director, officer, partner, employee, agent or fiduciary of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in which the Corporation has an interest, and thereafter shall survive until and terminate upon the later to occur of: (a) 20 years after the date that Indemnitee shall have ceased to serve as a director of the Corporation or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which Indemnitee served at the request of the Corporation; (b) the final termination of all pending Proceedings in respect of which Indemnitee is granted rights of indemnification or advancement of expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Article VI relating thereto; or (c) the expiration of all statutes of limitation applicable to possible Claims arising out of Indemnitee's Corporate Status. This Agreement shall be binding upon the Corporation and its successors and assigns and shall inure to the benefit of Indemnitee and his heirs, executors, legal representatives and administrators.

        Section 7.6    Notice by Each Party.    Indemnitee agrees to promptly notify the Corporation in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document or communication relating to any Proceeding or Claim for which Indemnitee may be entitled to indemnification or advancement of Expenses hereunder. The Corporation agrees to promptly notify Indemnitee in writing, as to the pendency of any Proceeding or Claim which may involve a claim against the Indemnitee for which Indemnitee may be entitled to indemnification or advancement of Expenses hereunder.

        Section 7.7    Amendment.    This Agreement may not be modified or amended except by a written instrument executed by or on behalf of each of the parties hereto.

        Section 7.8    Waivers.    The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term only by a writing signed by the party against which such waiver is to be asserted. Unless otherwise expressly provided herein, no delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

        Section 7.9    Entire Agreement.    This Agreement and the documents expressly referred to herein constitute the entire agreement between the parties hereto with respect to the matters covered hereby, and any other prior or contemporaneous oral or written understandings or agreements with respect to the matters covered hereby are expressly superseded by this Agreement. All Expenses, liabilities and Proceedings incurred or arising during the term of any prior understanding or agreement shall be subject to the terms and conditions of this Agreement rather than any prior agreement.

        Section 7.10    Severability.    If any provision of this Agreement (including any provision within a single section, paragraph or sentence) or the application of such provision to any person or circumstance, shall be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement or affect the application of such provision to other persons or circumstances, and the parties hereto agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom and the remainder of this Agreement will have the same force and effectiveness as if such part or parts had never been included herein; provided, however, that the parties shall negotiate in good faith with respect to an equitable modification of the provision or application thereof declared to be invalid, unenforceable or void. Any such finding of invalidity or unenforceability shall not prevent the enforcement of such provision in any other jurisdiction to the maximum extent permitted by applicable law.

        Section 7.11    Notices.    Unless otherwise expressly provided herein, all notices, requests, demands, consents, waivers, instructions, approvals and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered to or mailed, certified mail return receipt requested, first-class postage paid, addressed as follows:

If to the Corporation:	Kinetic Concepts, Inc. 8023 Vantage Drive San Antonio, Texas 78230 Attn: General Counsel
If to Indemnitee:

or to such other address or to such other individuals as any party shall have last designated by notice to the other parties. All notices and other communications given to any party in accordance with the provisions of this Agreement shall be deemed to have been given when delivered or sent to the intended recipient thereof in accordance with the provisions of this Section 7.11.

        Section 7.12    Governing Law.    This Agreement shall be construed in accordance with and governed by the laws of the State of Texas without regard to the principles of conflict of laws.

        Section 7.13    Headings.    The Article and Section headings in this Agreement are for convenience of reference only, and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

        Section 7.14    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

        Section 7.15    Certain Persons Not Entitled to Indemnification.    Notwithstanding any other provision of this Agreement, Indemnitee shall not be entitled to indemnification or advancement of expenses hereunder with respect to any Proceeding or any Claim therein, brought or made by such person against the Corporation, except as specifically provided in Article V or Article VI hereof.

        Section 7.16    Indemnification for Negligence, Gross Negligence, etc.    Without limiting the generality of any other provision hereunder, it is the express intent of this Agreement that Indemnitee be indemnified and expenses be advanced regardless of Indemnitee's acts of negligence, gross negligence, intentional or willful misconduct to the extent that indemnification and advancement of expenses is allowed under applicable law as if effect from time to time pursuant to the terms of this Agreement.

[Signature page follows]

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered to be effective as of the date first above written.

KINETIC CONCEPTS, INC.

Name: Title:

INDEMNITEE

Name:

QuickLinks

  Exhibit 10.31
INDEMNITY AGREEMENT
ARTICLE I CERTAIN DEFINITIONS
ARTICLE II SERVICES BY INDEMNITEE
ARTICLE III INDEMNIFICATION
ARTICLE IV EXPENSES
ARTICLE V PROCEDURE FOR DETERMINATION OF ENTITLEMENT TO INDEMNIFICATION
ARTICLE VI CERTAIN REMEDIES OF INDEMNITEE
ARTICLE VII MISCELLANEOUS